HomeStreet Bank Announces Intent to Seek Buyers for its Home Loan Center-Based Mortgage Origination Business and Servicing Rights
HomeStreet to continue offering mortgages through bank locations, online, and affinity relationships
SEATTLE, WA - February 15, 2019 - (BUSINESS WIRE) - HomeStreet, Inc. (Nasdaq:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (“HomeStreet Bank”), announced today that it has retained Keefe, Bruyette & Woods to seek buyers to acquire its stand-alone home loan centers and related mortgage origination personnel. Additionally, the Company has retained MountainView Transaction Advisory, LLC to seek buyers for the majority of its single family mortgage servicing rights principally related to loans originated by those home loan centers and personnel. If sales of these businesses are completed, the Company expects to retain a smaller mortgage operation integrated with the commercial and consumer banking business, with originations sourced through the branch network, online banking services, and affinity relationships.
“The Board of Directors made the difficult decision to explore the potential sale of our mortgage banking business after extensive deliberations, ultimately concluding that this potential change would be in the best long-term interests of the Company and its shareholders,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “We are considering a sale at this time after having taken substantial steps in the last two years to improve the profitability of our mortgage banking business while expecting a near term recovery in industry volume and profitability. Unfortunately, it is still unclear when, and to what extent, industry conditions will improve. Single family mortgage loans remain an important part of our asset diversification strategy and part of a broad array of products that we offer to our customers. Assuming the sale of our mortgage banking business, we will continue to offer mortgages, but the scale of this business line will be substantially smaller, focused on our retail deposit network and regional markets, and positioned for ongoing profitability.”
HomeStreet is taking these steps due to the persistent challenges facing the mortgage banking industry. The increasing interest rate environment has reduced the demand for refinance mortgages, and higher home prices have decreased the affordability of home purchases. Both factors continue to put downward pressure on mortgage origination volumes. In addition, historically low new and resale home inventories in many of HomeStreet’s primary markets continue to adversely impact the volume of available purchase mortgages.
Further, the challenging regulatory environment, including changes to loan underwriting and disclosure rules and increased data integrity requirements, have combined with higher loan officer compensation to significantly increase loan origination costs. Non-bank lenders are regulated by different regulators with different approaches to compliance and regulatory oversight than bank mortgage lenders. This condition has resulted in uneven compliance interpretations, guidance, and enforcement risks between banks and non-bank lenders.
Additionally, in September 2017, the banking regulators proposed a rule to simplify and reduce the capital burden for banks holding mortgage servicing assets. To date, a final rule has not been published, and given the recent proposal of a Community Bank Leverage Ratio which omits the previously expected capital relief for such assets, HomeStreet no longer expects the proposed rule to reduce the capital burden for banks holding mortgage servicing assets to be enacted or implemented. The regulatory capital required today for holding mortgage servicing assets is onerous, and in conjunction with declining hedge profitability as a result of a flattening yield curve, our return on invested capital in this line of business has been adversely impacted.
HomeStreet will provide updates on the sale exploration process at such time as it determines that further disclosure is appropriate or required.

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements regarding the Company’s anticipated future performance and financial condition, the success of finding one or more buyers interested in buying our mortgage business or servicing rights on terms that we can accept, the ability to consummate a transaction if one is identified, the ability to sell our large-scale mortgage business in the time expected while retaining key staff for ongoing mortgage operations, and the anticipated impacts of financial markets, regulation, monetary policy and shifting customer demands on the mortgage business generally and our mortgage operations specifically are forward looking in nature and are subject to many other factors, including changes in market conditions that may impact our ability to meet our expectations. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us. Such statements involve inherent risks and uncertainties including operational, compliance, strategic, and reputational risks, many of which are difficult to predict and are generally beyond HomeStreet’s control. You should consider, among other things, the risk factors included in our periodic reports filed with the Securities and Exchange Commission, including but not limited to our most recent Quarterly Report on Form 10-Q for the third quarter of 2018. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. HomeStreet is not responsible for any statements or disclosures regarding any party other than HomeStreet, Inc. or HomeStreet Bank that may be contained in this press release.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company currently operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. Homestreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

Media Relations:
Michael Brandt, 206-876-5506
michael.brandt@homestreet.com
ir.homestreet.com/news

or:

Sloane & Company
Dan Zacchei/Joe Germani, 212-486-9500

Dzacchei@sloanepr.com / Jgermani@sloanepr.com